XCL Ltd. and Subsidiaries

  Exhibit 11-Computation of Earnings Per Common and Common
                      Equivalent Share

      (Amounts in thousands except, per share amounts)
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
                                                              Three Months Ended
                                                                   March 31
                                                             ---------------------
                                                               1996           1995
                                                               ----           -----
PRIMARY:
Net loss                                                 $   (1,641)     $   (1,612)

Dividends on preferred stock                                    (31)              -
                                                            -------        --------

Net loss attributable to common stock                    $   (1,672)     $   (1,612)
                                                            =======        ========

Weighted average number of shares common
  stock outstanding                                         256,807         234,499

Common stock equivalents (computed using treasury
  stock method)                                                   -               -
                                                            -------         -------
Average number of shares of common stock and common
  stock equivalents outstanding                             256,807         234,499
                                                            =======         =======

Net loss per common and common equivalent share          $     (.01)     $     (.01)
                                                            =======         =======

FULLY DILUTED:

Fully diluted net loss per common and common
  equivalent share                                              (1)          (1)

- ------------
(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.
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